U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25

                                 000-52864
                           ----------------------
                           Commission File Number


                         NOTIFICATION OF LATE FILING


(Check One):  [_] Form 10-K    [_] Form 11-K  [_] Form 20-F  [X] Form 10-Q
              [_] Form N-SAR

     For Period Ended:  March 31, 2009

     [_]  Transition Report on Form 10-KSB

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

                          Total Nutraceutical Solutions
                       ----------------------------------
                            Full Name of Registrant

                                 Not Applicable
                           -------------------------
                           Former Name if Applicable


                        2811 Reidville Road, Suite 23
     ------------------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

                             Spartanburg, SC 29301
                          ---------------------------
                           City, State and Zip Code

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of
[X]  |    this form could not be eliminated without unreasonable effort
     |    or expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition
     |    report on Form 10-K, Form  20-F, Form 11-K or Form N-SAR, or
[X]  |    portion thereof  will  be  filed  on or  before  the 15th
     |    calendar day following  the  prescribed  due date; or the subject
     |    quarterly report or transition report on Form 10-Q, or portion
     |    thereof will be filed on or  before  the  fifth  calendar day
     |    following the prescribed due date; and
     |
     |    (c)  The  accountant's statement or other exhibit required by
     |    Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

    The Registrant's quarterly report on Form 10-Q cannot be filed within the prescribed time period due to the accountants requiring additional time to prepare the financial statements of the Registrant.

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                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Marvin Hausman, M.D.                           (509) 427-5132
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          (Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Total Nutraceutical Solutions
 ----------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2009
                                  ---------------------------------
                                   By:  Marvin Hausman, M.D.
                                   Its: Chief Executive Officer
                                        Chairman of the Board

          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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